Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cooper Industries, Ltd. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 19, 2007, with respect to the consolidated financial statements of Cooper Industries, Ltd., Cooper Industries Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cooper Industries, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
June 11, 2007